EX. 99.28(d)(14)(xix)

Amendment to

Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Mellon Capital Management Corporation

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Mellon Capital Management Corporation, a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to amend the Agreement to reflect a change in the entity name for the Sub-Adviser, effective January 31, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to Mellon Capital Management Corporation shall be deleted and replaced with the following entity name:

BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation).

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective January 31, 2018.

Jackson National Asset Management, LLC		BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation)

By:	/s/ Mark D. Nerud	By:	/s/ Linda Lillard
Name:	Mark D. Nerud	Name:	Linda Lillard
Title:	President and CEO	Title:	Chief Operating Officer